FOR IMMEDIATE RELEASE:

Crimson Wine Group Announces Shannon McLaren

As Chief Financial Officer

NAPA, Calif. (April 15, 2015) – Crimson Wine Group, Ltd.  (OTCBB: CWGL) today announced the appointment of Shannon McLaren to the position of Chief Financial Officer.  McLaren will report directly to President and CEO Patrick DeLong.  Her role will encompass oversight of all financial and business service activities ensuring the highest level of quality in line with Crimson’s luxury wine portfolio expectations.

“Shannon McLaren’s broad financial, consumer product and wine industry background, coupled with her passion for the luxury wine industry, makes her an excellent fit,” said DeLong.  “We are very pleased to bring such a talented professional on board as Crimson enters its next phase of growth.”

McLaren comes to Crimson from Wente Family Estates, where she spent four years as the Senior Corporate Controller.  Prior to joining Wente, McLaren worked with the Clorox Company in Oakland, where she held positions in both Financial Planning and Analysis, as well as Corporate Accounting.  She also worked at Altera Corporation in San Jose in Internal Audit.  McLaren spent seven years with KPMG, which started in Sydney, Nova Scotia.  There she obtained her Canadian Chartered Accountant designation and after being transferred to the Bay Area in 2004, she obtained her California CPA license.

“Working as a CFO for a luxury wine company has been my dream job since I moved to the Bay Area 10 years ago, allowing me to marry my passion for luxury wine with my career,” said McLaren.  McLaren developed an appreciation for the wine industry in her early 20s, learning about the process with home winemaking kits.  She holds a bachelor’s degree in business administration with a concentration in accounting from Cape Breton University in Nova Scotia.

About Crimson Wine Group

Based in the Napa Valley, Crimson Wine Group is a luxury wine company that specializes in handcrafted, estate-grown wines originating from the highest quality winegrowing regions in the United States.  Crimson owns and manages over 895 acres of vineyard land across five distinct regions.  Crimson’s diverse collection of luxury domestic estates and wine brands includes Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), and Double Canyon (Prosser, Wash.).

For more information, please visit www.crimsonwinegroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations that are not historical facts. These matters are subject to risks and uncertainties that could cause actual events and results to differ materially from those projected, anticipated or implied. Crimson is subject to additional risks and uncertainties as described under the heading “Risk Factors” in Crimson's annual report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. Except to the extent required by applicable law, Crimson undertakes no obligation to update or revise any forward-looking statement.

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For more information:

Media:  Jenna Hudson at Glodow Nead Communications,  415.394.6500 or CrimsonPR@glodownead.com

Investors:  Evan Pondel and Matt Sheldon at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com